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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT





The Board of Directors
D&K Healthcare Resources, Inc.:

We consent to the incorporation by reference in registration statements Nos. 333-67976 and 333-60146 on Form S-3, No. 333-64112 on Form S-3 MEF, and Nos.
333-98437, 333-50506, and 333-24263 on Form S-8 of D&K Healthcare Resources, Inc. of our report dated August 7, 2002, with respect to the consolidated balance sheet of D&K Healthcare Resources, Inc. and subsidiaries as of June 30, 2002 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended June 30, 2002, and the related financial statement schedule, which report appears in the June 30, 2002 annual report on Form 10-K of D&K Healthcare Resources, Inc.

Our report dated August 7, 2002, contains an explanatory paragraph that states that the consolidated financial statements of D&K Healthcare Resources, Inc. and subsidiaries as of June 30, 2001, and for each of the years in the two-year period then ended, were audited by other auditors who have ceased operations. The Company declared a two-for-one stock split in the form of a stock dividend during the year ending June 30, 2002, and the amounts in the consolidated financial statements as of June 30, 2001, and for each of the years in the two-year period then ended, relating to all share and per share amounts have been restated to retroactively reflect this stock split. We audited the adjustments that were applied to restate the share and per share amounts reflected in the June 30, 2001 and 2000 consolidated financial statements. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the June 30, 2001 and 2000 consolidated financial statements of D&K Healthcare Resources, Inc. and subsidiaries other than with respect to such adjustments and, accordingly, do not express an opinion or any other form of assurance on the June 30, 2001 and 2000 consolidated financial statements taken as a whole.

/s/ KPMG LLP


St. Louis, Missouri
September 24, 2002


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